DOC #1320344.NY

                                                ST. MARY'S COUNTY











                    ASSET PURCHASE AGREEMENT

                        BY AND BETWEEN


              AMERICAN CABLE TV INVESTORS 5, LTD.


                              AND

                  GANS MULTIMEDIA PARTNERSHIP



                          DATED AS OF

                       NOVEMBER 27, 1996






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                       TABLE OF CONTENTS
                                                             Page


1.   Definitions                                                1
     Accounts Receivable                                        1
     Adjustment Time                                            1
     Affiliate                                                  1
     Alternative Transaction                                    1
     Assets                                                     2
     Assumed Liabilities                                        2
     Basic Services                                             2
     Basic Subscriber Rate                                      2
     Best of Seller's Knowledge                                 2
     Business                                                   2
     Business Day                                               2
     Buyer 2
     Buyer Financial Statement                                  2
     Buyer Interim Financial Statement                          2
     Cable Act                                                  2
     Capital Project                                            2
     Closing                                                    3
     Closing Date                                               3
     Code  3
     Commitment Expense                                         3
     Communications Act                                         3
     Consents                                                   3
     Copyright Act                                              3
     Deposit                                                    3
     Employer                                                   3
     Employer Plans                                             3
     Encumbrance                                                3
     Environmental Law                                          3
     Equipment                                                  3
     Equivalent Basic Subscribers                               4
     ERISA 4
     Escrow Agent                                               4
     Escrow Agreement                                           4
     Exchange Act                                               4
     Excluded Assets                                            4
     Excluded Liabilities                                       4
     Exhibits                                                   4
     Expanded Basic Services                                    5
     FCC   5
     Final Adjustments Report                                   5

                                i
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     Franchise Areas                                            5
     GAAP                                                       5
     General Partner                                            5
     Governmental Authority                                     5
     Governmental Permits                                       5
     Hazardous Substances                                       5
     Homes Passed                                               6
     HSR Act                                                    6
     Indemnity Escrow Agent                                     6
     Indemnity Escrow Agreement                                 6
     Intangibles                                                6
     IRS                                                        6
     Legal Requirement                                          6
     Limited Partners                                           6
     Management Agreement                                       6
     Partnership Agreement                                      7
     Pay TV                                                     7
     Permitted Encumbrances                                     7
     Person                                                     7
     Preliminary Adjustments Report                             7
     Prime Rate                                                 7
     Purchase Price                                             7
     Real Property                                              7
     Regulatory Requirement                                     7
     Required Consents                                          7
     Schedules                                                  7
     SEC                                                        8
     Securities Act                                             8
     Seller                                                     8
     Seller Contracts                                           8
     Seller's Escrow                                            8
     Seller Financial Statements                                8
     System                                                     8
     Taking                                                     8
     Tax Return                                                 8
     Taxes                                                      8
     TCI                                                        8
     Telecom Act                                                8
     Termination Date                                           8
     WARN Act                                                   9

ARTICLE II                                                      9

2.   Purchase and Sale of Assets                                9
     2.1.  Purchase and Sale of Assets                          9

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     2.2.  Time and Place of Closing                            9

ARTICLE III                                                     9

3.   Consideration                                              9
     3.1.  Consideration for the Assets                         9
     3.2.  Purchase Price Prorations                           10
     3.3.  Purchase Price Adjustments                          10
     3.4.  Preliminary and Final Settlements                   11
     3.5.  Disputed Liabilities                                13
     3.6.  Allocation of Purchase Price                        13

ARTICLE IV                                                     14

4.   Assumed Liabilities and Excluded Assets                   14
     4.1.  Assignment and Assumption                           14
     4.2.  Excluded Assets                                     14

ARTICLE V                                                      15

5.   Representations and Warranties of Seller                  15
     5.1.  Organization and Qualification                      15
     5.2.  Authority and Validity                              15
     5.3.  Consents and Approvals; No Violation                16
     5.4.  Complete Systems                                    16
     5.5.  Title                                               16
     5.6.  Real Property                                       17
     5.7.  Environmental Matters                               17
     5.8.  Compliance with Law; Governmental Permits           17
     5.9.  Seller Contracts                                    18
     5.10. Copyright Compliance                                18
     5.11. Financial Statements                                19
     5.12. Legal Proceedings                                   19
     5.13. Employment Matters                                  19
     5.14. System Information                                  21
     5.15. Finders and Brokers                                 21
     5.16. Tax Matters                                         21
     5.17. Condition of Equipment                              21
     5.18. Insurance                                           21
     5.19. Franchises                                          21
     5.20. Capital Project                                     22

ARTICLE VI                                                     22

6.   Buyer's Representations and Warranties                    22

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     6.1.  Organization and Qualification                      22
     6.2.  Authority and Validity                              22
     6.3.  No Breach or Violation                              22
     6.4.  Litigation                                          23
     6.5.  Financial Statements                                23
     6.6.  Adequate Financing                                  24
     6.7.  Finders and Brokers                                 24
     6.8.  Qualification of Buyer                              24

ARTICLE VII                                                    24

7.   Additional Covenants                                      24
     7.1.  Access to Premises and Records                      24
     7.2.  Continuity and Maintenance of Operations; Financial
           Statements                                          24
     7.3.  Employee Matters                                    26
     7.4.  Franchise Extensions                                26
     7.5.  Environmental Report                                26
     7.6.  Required Consents                                   26
     7.7.  HSR Notification                                    27
     7.8.  Notification of Certain Matters                     27
     7.9.  Risk of Loss; Condemnation                          27
     7.10. Adverse Changes                                     28
     7.11. Action By Limited Partners                          28
     7.12. No Solicitation                                     29
     7.13. Sales and Transfer Taxes and Fees                   29
     7.14. Commercially Reasonable Efforts                     30
     7.15. Title Insurance                                     30
     7.16. Non-Competition                                     30
     7.17. Forms 394                                           30
     7.18. Fairness Opinion                                    30

ARTICLE VIII                                                   31

8.   Conditions Precedent to Obligations of Buyer              31
     8.1.  HSR Act                                             31
     8.2.  Governmental or Legal Action                        31
     8.3.  Accuracy of Representations and Warranties.         31
     8.4.  Performance of Agreements                           31
     8.5.  No Material Adverse Change                          31
     8.6.  Consents and Extensions                             32
     8.7.  Transfer Documents                                  32
     8.8.  Opinions of Seller's Counsel                        32
     8.9.  Opinion of Seller's FCC Counsel                     32
     8.10. Discharge of Liens                                  32
     8.11. Additional Documents and Acts                       32

                               iv
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     8.12. Indemnity Escrow Agreement                          32
     8.13. Certificates                                        32
     8.14. Minimum Subscribers                                 32

ARTICLE IX                                                     32

9.   Conditions Precedent to Obligations of Seller             32
     9.1.  HSR Act                                             33
     9.2.  Governmental or Legal Actions                       33
     9.3.  Accuracy of Representations and Warranties          33
     9.4.  Performance of Agreements                           33
     9.5.  Consents                                            33
     9.6.  Opinions of Buyer's Counsel                         33
     9.7.  Limited Partner Approval                            33
     9.8.  Payment of Purchase Price                           33
     9.9.  Assumption of Liabilities                           33
     9.10. Additional Documents and Acts                       34
     9.11. Certificate                                         34
     9.12. Fairness Opinion                                    34
     9.13. Indemnity Escrow Agreement                          34

ARTICLE X                                                      34

10.  Termination                                               34
     10.1. Events of Termination                               34
     10.2. Manner of Exercise                                  36
     10.3. Effect of Termination                               36
     10.4. Liquidated Damages                                  36

ARTICLE XI                                                     37

11.  Nature and Survival of Representations,Warranties and
       Agreements                                              37
     11.1. Nature of Representations, Warranties and Agreements37
     11.2. Survival of Representations and Warranties          37
     11.3. Time Limitations                                    37
     11.4. Limitations as to Amount                            37

ARTICLE XII                                                    38

12.  Indemnification                                           38
     12.1. Rights to Indemnification                           38
     12.2. Procedure for Indemnification.                      38
     12.3. Indemnity Escrow                                    39

ARTICLE XIII                                                   39

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13.  Miscellaneous                                             39
     13.1. Parties Obligated and Benefitted                    39
     13.2. Press Releases                                      40
     13.3. Notices                                             40
     13.4. Waiver                                              41
     13.5. Captions                                            41
     13.6. CHOICE OF LAW                                       41
     13.7. Nonrecourse                                         42
     13.8. Terms                                               42
     13.9. Rights Cumulative                                   42
     13.10.Further Actions                                     42
     13.11.Time                                                42
     13.12.Expenses                                            42
     13.13.Specific Performance                                42
     13.14.Schedules                                           42
     13.15.Counterparts                                        42
     13.16.Entire Agreement                                    43
     13.17.Severability                                        43

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EXHIBITS

     Exhibit A      Geographic Areas of Seller's Business
     Exhibit B           Escrow Agreement
     Exhibit C      Form of Engagement Letter
     Exhibit D      Form for Opinion of Seller's Counsel
     Exhibit E      Form for Opinion of Buyer's Counsel
     Exhibit F      Form for Opinion of Seller's FCC Counsel
     Exhibit G      Form of Indemnity Escrow Agreement

SCHEDULES

     Schedule 1.1        Subscriber Rates
     Schedule 1.2        Consents
     Schedule 1.3        Equipment
     Schedule 1.4        Franchise Areas
     Schedule 1.5        Governmental Permits
     Schedule 1.6        Permitted Encumbrances
     Schedule 1.7        Real Property
     Schedule 1.8        Seller Contracts
     Schedule 1.9        System
     Schedule 4.2        Excluded Assets
     Schedule 5.3(b)     Violations of Partnership Agreement and
                            Legal Requirements
     Schedule 5.4        Complete Systems
     Schedule 5.5        Encumbrances on Seller's Title
     Schedule 5.8(f)     FCC Information
     Schedule 5.12       Legal Proceedings
     Schedule 5.13(c)    Employment Matters
     Schedule 5.13(d)    Employees
     Schedule 5.13(e)    Employer Plans
     Schedule 5.14       System Information
     Schedule 5.16       Taxes
     Schedule 6.3(a)     Consents to be Obtained or Waived by
                           Closing Date

                    ASSET PURCHASE AGREEMENT


          This Asset Purchase Agreement ("Agreement") is made as of the 27th day of November, 1996, by and between AMERICAN CABLE
TV INVESTORS 5, LTD., a Colorado limited partnership ("Seller"), and GANS MULTIMEDIA PARTNERSHIP, a Pennsylvania general partnership ("Buyer").

                        R E C I T A L S:


          A. Seller is engaged in the business of providing cable television service to subscribers in and around the geographic areas set forth on Exhibit A.

          B. Buyer desires to purchase and Seller desires to sell the assets of Seller designated in this Agreement used or held for use in connection with that business, upon the terms and subject to the conditions set forth in this Agreement.

          Accordingly, the parties agree as follows:


                           ARTICLE I

1.   Definitions.

          "Accounts Receivable" shall mean all accounts receivable of Seller representing amounts earned by Seller in connection with its operation of the Business through the Adjustment Time.

          "Adjustment Time" shall have the meaning set forth in
Section 3.2.

          "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

          "Alternative Transaction" shall mean any transaction which could result in the transfer of control over, or ownership of, all or substantially all the Assets, including (a) any merger or consolidation of Seller in which another Person or group of Persons acquires 50% or more of the partnership interests in Seller or the equity interests of the surviving entity, as the case may be, (b) any tender offer or exchange offer for partnership interests in Seller which, if consummated, would result in a Person or group of Persons (other than the existing partners in such entities as of the date of this Agreement) owning 50% or more of the partnership interests in Seller or (c) any sale or other disposition of all or substantially all the Assets.

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          "Assets" shall mean all properties, privileges, rights,
interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, used or held for use in the Business in which Seller has any right, title or interest or in which Seller acquires any right, title or inter est on or before the Closing Date, including, without limitation, the System, Accounts Receivable, Governmental Permits, Intangibles, Seller Contracts, Equipment, inventory and Real Property and including, without limitation, all of the foregoing disclosed in any Schedule but excluding any Excluded Assets and any Assets disposed of by Seller in the ordinary course of business prior to the Closing Date.

          "Assumed Liabilities" shall have the meaning set forth in Section 4.1.

          "Basic Services" shall mean the lowest tier of cable television programming sold to subscribers of the System for which a subscriber served by the System pays a fixed monthly fee to Seller, excluding Expanded Basic Services, Pay TV and any charges for additional outlets and installation fees and revenues derived from the rental of converters, remote control devices and other like charges for equipment.

          "Basic Subscriber Rate" shall mean, for the System, the monthly fees and charges derived from the provision of Basic
Services to single family households, as of June 30, 1996, as set forth on Schedule 1.1.

          "Best of Seller's Knowledge" shall mean the actual knowledge of Marvin Jones, Ramona Whitman and Mike R. Laigle.

          "Business" shall mean the cable television business con ducted by Seller on the date of this Agreement through the System in and around the Franchise Areas.

          "Business Day" shall mean any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado or New York, New York are required or authorized to be closed.

          "Buyer" shall mean the Person identified as such in the preamble to this Agreement.

          "Buyer Financial Statement" shall have the meaning set forth in Section 6.5.

          "Buyer Interim Financial Statement" shall have the meaning set forth in Section 6.5.

          "Cable Act" shall have the meaning set forth in Section 5.8.

          "Capital Project" shall have the meaning set forth in
Section 5.20.

          "Closing" shall mean the consummation of the transactions contemplated by this Agreement, as described in Article II.

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          "Closing Date" shall mean the date on which the Closing occurs.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Commitment Expense" shall have the meaning set forth in Section 3.3(b).

          "Communications Act" shall have the meaning set forth in Section 5.8(c).

          "Consents" shall mean any registration with, consent or approval of, notice to, or action by any Person or Governmental Authority required to permit the transfer of the Assets to Buyer or permit Seller to perform any of its other obligations under this Agreement, as set forth on Schedule 1.2.

          "Copyright Act" shall mean Title 17 of the United
States Code, as amended, and all rules and regulations thereunder.

          "Deposit" shall have the meaning set forth in Section 3.1.

          "Employer" shall have the meaning set forth in Section 5.13(a).

          "Employer Plans" shall have the meaning set forth in
Section 5.13(e).

          "Encumbrance" shall mean any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, limitation, pledge, option, charge, assessment, restrictive agreement, restriction, encumbrance, adverse interest, restriction on transfer or any exception to or defect in title or other ownership interest (including reservations, rights of way, possibilities of reverter, encroach ments, easements, rights of entry, restrictive covenants, leases and licenses).

          "Environmental Law" shall mean any Legal Requirement relating to pollution or protection of public health, safety or welfare or the environment, including those relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

          "Equipment" shall mean all tangible personal property used or held for use by Seller in the conduct of the Business and operation of the System, including without limitation, all electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber's devices (including converters, encoders, transformers behind television sets and fittings), headend hardware (including origination, earth stations, transmission and distribution system), test equipment, vehicles and computers, including the items described on Schedule 1.3.

                                          3
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          "Equivalent Basic Subscribers" shall mean, with respect
to each Franchise Area, as of any date, the number of active customers for Basic Services either in a single household, a commercial establishment or a multi-unit dwelling (including a hotel unit); provided, however, that the number of customers in a commercial establishment or multi-unit dwelling that obtain service on a "bulk-rate" basis shall be determined for each Franchise Area by dividing the gross bulk-rate billings for Basic Services and Expanded Basic Services (but excluding billings from a la carte tiers or premium services, installation or other non-recurring charges, converter rental or any outlet or connection other than the first outlet or connection, pass-through charges for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like) attributable to such commercial establishment or multi-unit dwelling during the most recent billing period ended prior to the date of calculation (but excluding billings in excess of a single month's charge) by the rate charged at the date of determination to individual households for the highest level of Basic Services and Expanded Basic Services offered in the Franchise Area, such rate not to be less than the rate for such Franchise Area set forth on Schedule
1.1 (excluding billings from a la carte tiers or premium services, installation or other non-recurring charges, converter rental, pass-through charges for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like). For purposes of this definition, (i) an "active customer" shall mean, as of any date, any person, commercial establishment or multi-unit dwelling that is paying for and receiving Basic Services from the System in that Franchise Area who has an account that is not more than 60 days past due (except for past due amounts of $10.00 or less, provided such account is otherwise current) but excluding any person, commercial establishment or multi-unit dwelling that as of the date of calculation has not paid in full the charges for at least one month of the services ordered and
(ii) the number of days a customer account is past due shall be calculated from the first day of the period for which the applicable billing relates.

          "ERISA" shall have the meaning set forth in Section 5.13(b).

          "Escrow Agent" shall have the meaning set forth in Section 3.1.

          "Escrow Agreement" shall have the meaning set forth in
Section 3.1.

          "Exchange Act" shall mean the Securities and Exchange
Act of 1934, as amended.

          "Excluded Assets" shall have the meaning set forth in
Section 4.2.

          "Excluded Liabilities" shall have the meaning set forth in Section 4.1(b).

          "Exhibits" shall mean the exhibits prepared and delivered pursuant to this Agreement.

          "Expanded Basic Services" shall mean any video programming provided over the System, regardless of service tier, other than Basic Services, any new product tier and video programming offered on a per channel or per program basis, for which a subscriber served by the System pays a fixed monthly fee to Seller, excluding Pay TV and any charges for additional

                               4
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outlets and installation fees and revenues derived from the rental of converters, remote control devices and other like charges for equipment.

          "FCC" shall have the meaning set forth in Section 5.8(c).

          "Final Adjustments Report" shall have the meaning set forth in Section 3.4(b).

          "Franchise Areas" shall mean those areas in which Seller is authorized under one or more Governmental Permits issued by the applicable franchising authorities to provide cable television service to subscribers located in such areas through the ownership and operation of the System, as set forth on
Schedule 1.4.

          "GAAP" shall mean generally accepted accounting principles as in effect in the United States of America on the date of this Agreement.

          "General Partner" shall mean IR-TCI Partners V, L.P., the general partner of Seller.

          "Governmental Authority" shall mean any of the following: (a) the United States of America; (b) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); or (c) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

          "Governmental Permits" shall mean all franchises, authorizations, permits, licenses, easements, registrations, leases, variances and similar rights obtained from any Governmental Authority which authorize or are required in connection with the operation of the Business, including those described on Schedule 1.5.

          "Hazardous Substances" shall mean any pollutant, contaminant, chemical, industrial, toxic, hazardous or noxious substance or waste which is regulated by any Governmental Authority, including without limitation (a) any petroleum or petroleum compounds (refined or crude), flammable substances, explosives, radioactive materials or any other materials or pollutants which pose a hazard or potential hazard to the Real Property or to Persons in or about the Real Property or cause the Real Property to be in violation of any laws, regulations or ordinances of federal, state or applicable local governments, (b) asbestos or any asbestos-containing material of any kind or character, (c) polychlorinated biphenyls ("PCBs"), as regulated by the Toxic Substances Control Act, 15 U.S.C. 2601 et seq.,
(d) any materials or substances designated as "hazardous substances" pursuant to the Clean Water Act, 33 U.S.C. 1251 et seq., (e) "economic poison," as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. 135
et seq., (f) "chemical substance," "new chemical substance" or "hazardous chemical substance or mixture" pursuant to the Toxic Substances Control Act, referred to above, (g) "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq. and
(h) "hazardous waste" pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq.

          "Homes Passed" shall mean, with respect to the System and as of June 30, 1996, the total of (a) the number of single family residences capable of being serviced without further line construction, (b) the number of units in multi-family residential buildings capable of being serviced without further line construction and not then governed by bulk-service agreements and
(c) the number of bulk service agreements regardless of the number of units serviced or the equivalent billing units.

          "HSR Act" shall have the meaning set forth in Section 7.6.

          "Indemnity Escrow Agent" shall mean The Chase Manhattan Bank.

          "Indemnity Escrow Agreement" shall mean the Indemnity
Escrow Agreement to be entered into at Closing among Buyer, Seller and the Indemnity Escrow Agent, in the form attached as Exhibit G.

          "Intangibles" shall mean all general intangibles, including subscriber lists, claims (excluding any claims relating to Excluded Assets), patents, copyrights and goodwill, if any, owned, used or held for use by Seller in connection with the Business.

          "IRS" shall mean the Internal Revenue Service.

          "Legal Requirement" shall mean any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

          "Limited Partners" shall mean the Persons who own or hold units of limited partnership interests in Seller.

          "Management Agreement" shall mean the agreement related to the operation of the System and the other cable systems owned by Seller between Seller and TCI Cablevision Associates, Inc.
(formerly known as Daniels & Associates, Inc.).

          "Partnership Agreement" shall mean the Amended and Restated Limited Partnership Agreement of Seller, dated as of January 1, 1987, by and between IR-TCI Partners V, L.P. (formerly known as IR-Daniels Partners V, L.P.), as the general partner, and David B. Beyth, as the initial limited partner.

          "Pay TV" shall mean premium programming services selected by and sold to subscribers of the System for monthly fees in addition to the fee for Basic Services.

          "Permitted Encumbrances" shall mean the following:
(a) liens for taxes, assessments and governmental charges not yet due and payable; (b) zoning laws and ordinances and similar Legal Requirements; (c) rights reserved to any Governmental Authority to regulate
                               6
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the affected property; (d) as to leased Assets, interests of lessors and
Encumbrances affecting the interests ofthe lessors; (e) the Encumbrances described on Schedule 1.6; and (f) any liens, easements, rights-of-way, servitudes, permits, leases, restrictions and imperfections or irregularities in title that do not in any material respect, individually or in the aggregate, affect or impair the value or use of the affected
Asset as it is currently being used by Seller in the Business or System.

          "Person" shall mean any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

          "Preliminary Adjustments Report" shall have the meaning set forth in Section 3.4(a).

          "Prime Rate" shall mean the rate of interest quoted from time to time in The Wall Street Journal as the prime rate.

          "Purchase Price" shall have the meaning set forth in
Section 3.1.

          "Real Property" shall mean all Assets consisting of interests in real property (including, to the extent applicable, improvements, fixtures and appurtenances), including the fee and leasehold interests described on Schedule 1.7.

          "Regulatory Requirement" shall mean any filing required pursuant to the Securities Act, the Exchange Act, the HSR Act, state securities laws (including, but not limited to, state "blue sky" laws) and state corporate laws (including, but not limited to, takeover statutes).

          "Required Consents" shall mean the Consents designated as such on Schedule 1.2 by an asterisk.

          "Schedules" shall mean the schedules prepared and delivered pursuant to this Agreement.

          "SEC" shall mean the Securities and Exchange Commission.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Seller" shall mean the Person indicated as such in the preamble to this Agreement.

          "Seller Contracts" shall mean all contracts, agreements and leases, other than those that are Governmental Permits, to which Seller is a party and pertain to the ownership, operation or maintenance of the Assets or the Business, including those described on Schedule 1.8.

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          "Seller's Escrow" shall have the meaning set forth in
Section 3.1.

          "Seller Financial Statements" shall have the meaning set forth in Section 5.11.

          "System" shall mean a cable television reception and distribution system operated in the conduct of the Business, consisting of one or more headends, subscriber drops and associated electronic and other equipment, and which is, or is capable of being without modification, operated as an independent system without interconnections to other systems as set forth on
Schedule 1.9.

          "Taking" shall have the meaning set forth in Section 7.7(b).

          "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

          "Taxes" shall mean all taxes, charges, fees, liens, imposts, duties or other assessments including, but not limited to, income, withholding, excise, employment, property, sales, franchise, use and gross receipt taxes, imposed by the United States or any state, county, local or foreign government or any subdivision thereof. Such term shall also include any interest, penalties or additions attributable to such assessments.

          "TCI" shall mean TCI Communications, Inc., a Delaware corporation.

          "Telecom Act" shall have the meaning set forth in
Section 5.8(e).

          "Termination Date" shall mean June 25, 1997; provided, however, Seller shall have the right, upon five days notice to Buyer, to extend the Termination Date to a date designated in such notice, which date shall in no event be later than August 25, 1997; provided further, Seller shall have the right, upon five days notice to Buyer, to further extend the Termination Date to a date designated in such notice, which date shall in no event be later than November 24, 1997.

          "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act.

                           ARTICLE II

2.   Purchase and Sale of Assets.

          2.1. Purchase and Sale of Assets. Subject to the satisfaction of the conditions to each party's obligations set forth in Articles VIII and IX (or, with respect to any condition not satisfied, the waiver thereof by the party or parties for whose benefit the condition exists), Seller shall sell, assign, transfer and deliver to Buyer all of Seller's right, title and interest in, and Buyer shall purchase, acquire, accept and pay for, the Assets.

          2.2. Time and Place of Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place at 10:00 a.m. New York City time on a date specified by notice from Seller to Buyer (but shall not in any event be prior to the satisfaction or waiver of the conditions to Closing as set forth in Sections 8.1, 8.6, 9.1, 9.5 and 9.7), in New York, New York at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, or at such other time or place as the parties may agree; provided, however, the date specified in such notice shall not be less than 15 nor more than 40 days after the date of such notice (unless the Termination Date would occur within such 15-day period, in which event Seller shall have the right to designate any date prior to the Termination Date as the date of Closing).


                          ARTICLE III

3.   Consideration.

          3.1. Consideration for the Assets. The aggregate consideration for the Assets shall consist of (i) an amount equal to $30,636,900, subject to proration as set forth in Section 3.2 and adjustment as set forth in Section 3.3 (the "Purchase Price") and (ii) the assumption by Buyer of the Assumed Liabilities. The Purchase Price shall be payable as follows: (a) $765,923 (such amount, as increased by any earnings thereon and as reduced by any disbursements or losses on investments, the "Deposit"), payable concurrently with the execution and delivery of this Agreement in cash by means of wire or interbank transfer in immediately available funds to the trust account of Kaye, Scholer, Fierman, Hays & Handler, LLP (the "Escrow Agent"), to be held, administered and distributed for the respective benefits of the parties hereto in accordance with the terms of this Agreement and the Escrow Agreement among Seller, Buyer and the Escrow Agent dated the date of this Agreement (the "Escrow Agreement") in the form set forth as Exhibit B attached hereto and (b) $30,636,900 payable by Buyer to Seller, or Seller's designee, at Closing in cash by means of wire or interbank transfer in immediately available funds, reduced by the amount, if any, of the Deposit actually released to Seller, or Seller's designee. At Closing, Seller and Buyer shall direct the Escrow Agent to release the Deposit to Seller, or Seller's designee, in accordance with the terms of the Escrow Agreement. Simultaneously with the payment of the Purchase Price, Seller shall deposit $765,923 ("Seller's Escrow") at Closing in cash by means of wire or interbank transfer of immediately available funds to the account of the Indemnity Escrow Agent, to be held, administered and distributed in accordance with the terms of this Agreement and the Indemnity Escrow Agreement.

          3.2. Purchase Price Prorations.  (a)  All revenues
(other than Accounts Receivable being purchased by Buyer hereunder) and all expenses arising from the operations of the Business up until 12:01 a.m. on the Closing Date (the "Adjustment Time"), including, but not limited to, pole rental fees, rental or other charges payable in respect of the Seller Contracts, sales and use taxes payable with respect to cable television service and equipment, which shall not include sales or use taxes arising out of the consummation of the transaction contemplated hereunder, power and utility charges, real and personal property taxes and assessments levied against the Assets, applicable franchise, copyright or other fees, sales and service charges, wages, payroll taxes and payroll expenses (including accrued vacation pay except to the extent a Purchase Price adjustment in Buyer's favor is made under Section 3.3) of employees of Employer who primarily perform services in connection with the operation of the Business who are employed by Buyer as of the Closing, and other prepaid and deferred items shall be prorated between Buyer and Seller as of the Adjustment Time in accordance with GAAP and the principle that Seller shall receive all revenues (other than Accounts Receivable being purchased by Buyer hereunder) and shall be responsible for all expenses, costs and liabilities allocable to the period prior to the Adjustment Time and Buyer shall receive all revenues and shall be responsible for all expenses, costs and liabilities allocable to the period after the Adjustment Time.

               (b) The amount of each item of revenue prorated under subsection (a) above, to a party which has not received, and under the terms of this Agreement will not receive, such revenue shall be deemed a charge against the other party. The amount of any item of cost or expense prorated under subsection
(a) above to a party which has not paid, and under the terms of this Agreement will not pay, such cost or expense shall be deemed a charge against such party. If the aggregate charges allocated to Seller as set forth in this Section 3.2(b) exceed the aggregate charges allocated to Buyer as set forth in this Sec tion 3.2(b), the Purchase Price shall be decreased by an amount equal to the difference between the aggregate charges allocated to Seller and the aggregate charges allocated to Buyer. If the aggregate charges allocated to Buyer as set forth in this Sec tion 3.2(b) exceed the aggregate charges allocated to Seller as set forth in this Section 3.2(b), the Purchase Price shall be increased by an amount equal to the difference between the aggregate charges allocated to Buyer and the aggregate charges allocated to Seller.

          3.3. Purchase Price Adjustments.  (a)  The Purchase
Price shall be increased by an amount equal to the aggregate of the following:

               (i) the face amount of all Accounts Receivable which, as of the Closing Date, are outstanding for a period of not more than 60 days after their respective invoice dates; and

               (ii) to the extent not included in the prorations to the Purchase Price as set forth in Section 3.2, the dollar amount of all advance payments to, or deposits with, third parties relating to the Business which, as of the Closing Date, are for the account of Seller or are security for Seller's performance of its obligations under any agreement relating to the Business or any Assets, including, but not limited to, deposits made with lessors and deposits for utilities to the extent the foregoing will inure to the benefit of Buyer and are net of known claims or charges against such payments or deposits.

               (b) The Purchase Price shall be decreased by an amount equal to the aggregate of the following:

               (i) the dollar amount of the remaining balance, as of the Closing Date, of all advance payments to, or monies of third parties on deposit with, Seller relating to the Business, including advance payments and deposits by customers served by the Business for converters, encoders, decoders, cable service and related sales;

               (ii) the dollar amount of accrued vacation pay of employees of Employer identified on Schedule 5.13(d) who are employed by Buyer as of the Closing;

               (iii) (a) 50% of the dollar amount of all charges and fees of any financial institution incurred by Buyer to extend its commitment and maintain its loan availability necessary to pay the Purchase Price to Seller on and after June 30, 1997 (the "Commitment Expense"), which Buyer would not have incurred if the Closing had occurred prior to June 30, 1997; provided, that the failure to close by such date is not attributable to any default or breach by Buyer or Seller and
(b) 100% of the Commitment Expense if the failure to close by June 30, 1997 is solely attributable to any default or breach by Seller; provided, however, that, in either case, the amount by which the Purchase Price is increased pursuant to this
Section 3.3(b)(iii) shall not exceed $125,000; and

               (iv) if, as of the Closing Date, the aggregate number of Equivalent Basic Subscribers served by the System is less than 18,900, an amount equal to (x) the difference between 18,900 and the aggregate number of Equivalent Basic Subscribers served by the System as of the Closing Date times (y) $1,621; provided, that the amount by which the Purchase Price is decreased pursuant to this Section 3.3(b) (iv) shall not exceed $1,531,845; provided, however, that if the Preliminary Adjustments Report sets forth a pro forma determination of the adjustments set forth in this Section 3.3(c) based on an estimate of the aggregate number of Equivalent Basic Subscribers served by the System as of the Closing Date being greater than or equal to 17,955, then there shall be no limitation on the amount by which the Purchase Price may be decreased pursuant to this Section 3.3(b)(iv).

          3.4. Preliminary and Final Settlements. Preliminary and final adjustments to the Purchase Price will be determined as follows:

               (a) At least five Business Days prior to the Closing Date, Seller will deliver to Buyer a report (the "Preliminary Adjustments Report"), prepared in good faith and on a reasonable basis, setting forth in reasonable detail a pro forma determination as of the Closing Date of the prorations set forth in Section 3.2 and the adjustments set forth in Sec tion 3.3. The Preliminary Adjustments Report shall be certified by an authorized officer of the general partner of the General Partner to have been prepared in good faith and on a reasonable basis.

               (b) Within 60 days after the Closing Date, Seller will deliver to Buyer a report (the "Final Adjustments Report"), prepared in good faith and on a reasonable basis, setting forth in reasonable detail the final determination of the prorations set forth in Section 3.2 and the adjustments set forth in Sec tion 3.3. The Final Adjustments Report shall make such changes to the Preliminary Adjustments Report as are necessary to cover those prorations or adjustments which (i) were estimated or were not calculated as of the Closing Date in the Preliminary Adjustments Report and (ii) were adjusted in the Preliminary Adjustments Report and which require subsequent adjustment. The Final Adjustments Report shall be certified by an authorized officer of the general partner of the General Partner to be true, complete and correct as of the date it is delivered.

          Buyer shall provide Seller with reasonable access to all records which Buyer has in its possession and which are necessary for Seller to prepare the Final Adjustments Report. Seller shall provide Buyer with reasonable access to all records which Seller has in its possession which are necessary for Buyer to review and verify the Final Adjustments Report.

               (c) Within 45 days after receipt of the Final Adjustments Report, Buyer shall review the Final Adjustments Report and notify Seller whether or not Buyer accepts all or any of the prorations and adjustments set forth on the Final Adjustments Report. If Buyer accepts the Final Adjustments Report with respect to all prorations and adjustments contained therein, Buyer or Seller, as appropriate, shall, within ten Business Days of such acceptance, make the following payments:
(i) if the Purchase Price calculated based on the Final Adjustments Report is greater than the Purchase Price calculated based on the Preliminary Adjustments Report, Buyer shall pay such difference to Seller in cash by wire or interbank transfer in immediately available funds, or (ii) if the Purchase Price calculated based on the Final Adjustments Report is less than the Purchase Price calculated based on the Preliminary Adjustments Report, Seller shall pay such difference to Buyer in cash by wire or interbank transfer in immediately available funds. In the event any payment required by this Section 3.4(c) is not made when due, Seller or Buyer, as appropriate, shall make the payment required by this Section 3.4(c) with interest accruing from the date such payment was due at the Prime Rate plus 2.5%.

               (d)  If Buyer in good faith objects to any
prorations and/or adjustments set forth on the Final Adjustments
Report, Buyer shall give notice thereof to Seller within 45 days after receipt of the Final Adjustments Report, specifying in reasonable detail the nature and extent of such disagreement and Buyer and Seller shall have a period of 45 days from Seller's receipt of such notice in which to resolve such disagreement. If such notice of objection is not received by Seller within 45 days after receipt of the Final Adjustments Report, it shall be deemed that Buyer has accepted the Final Adjustments Report with respect to all items set forth therein and within three Business Days after the expiration of such 45-day period Buyer or Seller, as appropriate, shall make the payments described in Section 3.4(c).
Any disputed amounts which cannot be agreed to by the parties within 45 days from Seller's receipt of Buyer's notice of objection to any of the adjustments set forth in the Final
Adjustments Report shall be determined by a nationally recognized accounting firm selected by Buyer and Seller who has not been employed by Buyer or Seller for two years prior to the date hereof (the "Accountants") in accordance with the engagement letter set forth on Exhibit C attached hereto with such changes as may be requested by the Accountants and approved by Buyer and Seller. The engagement of and the determination by the Accountants shall be binding on and shall be nonappealable by Seller and Buyer. In the event that (a) the Purchase Price calculated based on the determination by the Accountants is less than the Purchase Price calculated based on the Final Adjustments
Report, the fees and expenses payable to the Accountants shall be paid by Seller or (b) the Purchase Price calculated based on the determination of the Accountants is greater than or equal to the Purchase Price calculated based on the Final Adjustments Report, the fees and expenses payable to the Accountants shall be paid by Buyer. Seller and Buyer will bear equally the fees and expenses payable to the Accountants in connection with such determination, unless (a) the determination of the Accountants results in a payment by Seller to Buyer of an amount which exceeds 10 percent of the cash amount paid by Buyer to Seller on the Closing Date, in which case the fees and expenses payable to the Accountants shall be paid by Seller or (b) the determination of the Accountants results in no payment from Seller to Buyer or results in an additional payment from Buyer to Seller, in which case the fees and expenses payable to the Accountants shall be paid by Buyer. Within five Business Days after the determination by the Accountants of all disputed prorations and/or adjustments, Buyer or Seller, as appropriate, shall make the payments described in
Section 3.4(c) as if the determinations of the Accountants were included in the Final Adjustments Report. In the event any payment required by this Section 3.4(d) is not made when due, Seller or Buyer, as appropriate, shall make the payment required by this Section 3.4(d) with interest accruing from the date such payment was due at the Prime Rate plus 2.5%.

          3.5. Disputed Liabilities. If a proration or adjustment to the Purchase Price is made in Buyer's favor for any liability assumed by Buyer but is in good faith being contested by Seller as of the Closing Date, and if Buyer is relieved of this liability, Buyer shall pay to Seller or its designee in cash (by means of wire or interbank transfer in immediately available funds) an amount equal to the unpaid portion of this liability within five Business Days after the date Buyer is relieved of this liability. In the event any payment required by this Sec tion 3.5 is not made by Buyer when due, Buyer shall make the payment required by this Section 3.5 with interest accruing from the date such payment was due at the Prime Rate plus 2.5%.

          3.6. Allocation of Purchase Price. The Purchase Price shall be allocated among the classes of assets set forth in Sec tion 1060 of the Code and the regulations thereunder in the manner agreed to by the parties prior to the Closing. After the Closing, Seller shall cooperate with Buyer in the preparation, execution and filing with the IRS of all information returns and supplements thereto required to be filed by the parties under Sec tion 1060 of the Code relating to the allocation of such consideration, and Seller and Buyer agree to file Form 8594 (or any substitute therefor) when required by applicable law.


                           ARTICLE IV

4.   Assumed Liabilities and Excluded Assets.

          4.1. Assignment and Assumption. (a) Seller will assign, and Buyer will assume and perform for all periods on or after the Adjustment Time (and prior to the Assignment Time with respect to liabilities and obligations for which a Purchase Price Adjustment has been made in Buyer's favor under Section 3.3) the following liabilities and obligations of Seller (collectively, the "Assumed Liabilities"): (A) Seller's obligations to subscribers of the Business for (i) refunds of subscriber deposits held by Seller as of the Closing Date in respect of which a Purchase Price adjustment is made in Buyer's favor under
Section 3.3(b), (ii) refunds of subscriber advance payments held by Seller as of the Closing Date for services to be rendered by the System after the Closing Date, in respect of which a Purchase Price adjustment is made in Buyer's favor under Section 3.3(b) and (iii) the delivery of cable television service to customers of the System after the Closing Date; (B) obligations and liabilities in respect of which a

Purchase Price adjustment in Buyer's favor is made under Section 3.3 including, but not limited to, accrued but unpaid real and personal property taxes related to the Assets which correspond to a period of time prior to the Adjustment Time, expenses accrued under Governmental
Permits and Seller Contracts which correspond to a period of time prior to the Adjustment Time and certain accrued vacation pay;
(C) obligations accruing and relating to periods on or after the Adjustment Time under Governmental Permits and Seller Contracts;
(D) any taxes accrued and relating to periods on or after the Adjustment Time in connection with the ownership of the Assets and the ownership of the Assets and the operation of the Business; and (E) all other liabilities or obligations of Seller arising out of or relating to the conduct of the Business and incurred in the ordinary course of business.

               (b) Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities, Buyer will not and shall not assume or have any responsibility for any liabilities or obligations of Seller or Employer which arise out of, result from, or relate to the Excluded Assets or any matters allocable to the period prior to the Adjustment Time, whether relating to the Assets, the Business, the System or otherwise, unless a Purchase Price adjustment in Buyer's favor has been made under
Section 3.3 (collectively, the "Excluded Liabilities"). Liabilities or obligations which relate to the Excluded Liabilities shall be the obligation of Seller, which Seller covenants and agrees to discharge in the ordinary course unless such liability or obligation is being disputed by Seller in good faith.

          4.2. Excluded Assets. Excluded from the assets which will be transferred from Seller to Buyer pursuant to this Agreement (collectively, the "Excluded Assets") are all Seller's right, title and interest in, to and under the following:
(a) all programming agreements relating to the Business; (b) all insurance policies and rights and claims thereunder (except as otherwise provided in Section 7.7(a)); (c) all bonds, letters of credit, surety instruments and other similar items and any cash surrender value thereunder; (d) all cash, cash equivalents and securities; (e) all trademarks, trade names, service marks, service names, logos and similar proprietary rights used in the Business; (f) any contracts, licenses, authorizations, agreements or commitments which are not assumed by Buyer pursuant to this Agreement; (g) the Management Agreement; (h) any asset or properties owned by Seller that are not used in the Business;
(i) all subscriber deposits and advance payments held by Seller as of the Closing Date in connection with the operation of the Business for which a Purchase Price adjustment is made in Buyer's favor under Section 3.3(b); (j) all claims, rights and interests in and to any refund for federal, state or local franchise, income or other taxes or fees (including, but not limited to, copyright fees) of any nature relating to the operation of the Business prior to the Closing Date; (k) the account books of original entry, general ledgers and financial records used in connection with the Business, provided that for a period of three years after the Closing Date, Buyer shall have access to and the right to copy, at its expense, during usual business hours upon reasonable prior notice to Seller, portions of such books and records that are relevant to Buyer's ownership and operation of the System; (l) the retransmission consent agreements relating to the carriage of WMAR, WRC, WTTG, WBAL, WBFF and WJZ; and
(m) those properties, rights and interests set forth on Schedule 4.2.

                           ARTICLE V

5.   Representations and Warranties of Seller.

          Seller represents and warrants to Buyer as follows:

          5.1. Organization and Qualification. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Colorado and has all requisite partnership power and authority to own, lease and use the Assets as they are currently owned, leased and used and to conduct the Business as it is currently conducted. Seller is duly qualified or licensed to do business and is in good standing under the laws of each jurisdiction where the Assets are located and the Business is conducted, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the validity, binding effect or enforceability of this Agreement, or on the ability of Seller to perform its obligations under this Agreement.

          5.2. Authority and Validity. Seller has full partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller (other than, with respect to the sale of the Assets, the approval of such transaction contemplated by this Agreement by the Limited Partners). The General Partner has taken all necessary action so that it may recommend that the Limited Partners approve the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller enforceable in accordance with its terms. Except for the approval by the Limited Partners, no further partnership action on the part of Seller is required in connection with the consummation of the transactions contemplated by this Agreement.

          5.3. Consents and Approvals; No Violation. (a) Except for (i) the Consents, (ii) the consent of the Limited Partners with respect to the transactions contemplated by this Agreement and (iii) the Regulatory Requirements, no consent, waiver, approval or authorization of, or filing, registration or qualification with, any Governmental Authority is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement by Seller.

               (b) Except as set forth on Schedule 5.3(b), the execution, delivery and performance of this Agreement by Seller do not and will not: (a) violate or conflict with any provision of the Partnership Agreement; (b) violate any Legal Requirement;
or (c) (i) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Seller under, or (iv) result in the creation or imposition of any Encumbrance under, any Seller Contract or any other instrument evidencing any of the Assets or any instrument or other agreement to which Seller is a party or by which Seller or any of its assets is bound or affected, except such violations, conflicts, breaches, defaults, terminations, suspensions, modifications, and accelerations which would not, individually or in the aggregate, have a material adverse effect on the System, the Business, or Seller's ability to perform its obligations under this Agreement or Buyer's ability to conduct the Business after the Closing in substantially the same manner in which it is currently conducted by Seller.

          5.4. Complete Systems. The Assets represent all assets, properties, franchises, licenses, permits, consents, certificates, authorities, operating rights, leases, contracts, (with the exception of programming contracts and retransmission consents which Buyer acknowledges may need to be replaced in order for Buyer to continue to operate the Business), agreements, commitments and arrangements reasonably necessary for the conduct of the Business in the ordinary course in the same manner as that in which such business is currently conducted by Seller. No property of the type or nature defined in this Agreement as an "Asset" has been removed, sold, transferred or conveyed since January 1, 1996, except (i) in the ordinary course of business,
(ii) for property which has been replaced or (iii) for property which was not necessary for the operation of the Business.

          5.5. Title. Except as set forth on Schedule 5.5 and for the Permitted Encumbrances, Seller has, and on the Closing Date will have, good and marketable title to the Assets. The Assets on the Closing Date will be free and clear of all Encumbrances of any kind or nature, other than Permitted Encumbrances.

          5.6. Real Property. (a) All the Assets consisting of interests in Real Property that are material to the conduct of the Business are described on Schedule 1.7. Seller has valid leasehold interests in Real Property leased by Seller under written leases or subleases, correct and complete copies of which have been made available to Buyer.

               (b) All easements, rights-of-way and other rights obtained directly by Seller which are necessary in any material respect for Seller's current use of any Real Property are valid and in full force and effect, and, to Seller's knowledge after due inquiry, Seller has not received any notice with respect to the termination or breach of any of those rights.

          5.7. Environmental Matters.  (a)  To the Best of
Seller's Knowledge, Seller's use of the Real Property complies in all material respects with all Environmental Laws. Seller has not received written or oral notice of any claim or investigation based on Environmental Laws which relates to any Real Property or any operations conducted by Seller on such Real
Property.

               (b) Seller has provided, or prior to Closing will provide, Buyer with complete and correct copies of (i) all studies, reports, surveys or other materials in Seller's possession relating to the presence or alleged presence of Hazardous Substances at, on or affecting the Real Property,
(ii) all notices or other materials in Seller's possession that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the Real Property or activities at the Real Property and (iii) all materials in Seller's possession relating to any claim, allegation or action by any private third party under any Environmental Law.

          5.8. Compliance with Law; Governmental Permits.
(a) Except as set forth on Schedule 5.8, the ownership, the leasing and use of the Assets as they are currently owned, leased and used by Seller and the conduct of the Business as it is currently conducted by Seller, do not violate any Legal Requirement, which violation(s), individually or in the aggregate, reasonably could be expected to have a material adverse effect on the Business. Seller has not received any notice claiming a material violation by Seller or the Business of any Legal Requirement applicable to Seller or the Business as it is currently conducted and, to the Best of Seller's Knowledge, no basis exists for any person to claim that such a violation exists.

               (b) Schedule 1.5 lists all Governmental Permits that are necessary to the conduct of the Business as it is currently conducted by Seller. Complete and correct copies of all such Governmental Permits as currently in effect have been, or prior to the Closing will be, made available to Buyer. All such Governmental Permits are currently in full force and effect. There is no action, proceeding or investigation pending or, to the Seller's knowledge after due inquiry, threatened, relating to the termination, suspension or modification of any such Governmental Permit and Seller is in compliance in all material respects with the terms and conditions of all Governmental Permits. Seller is not in violation of or default under any material provision of any Governmental Permit, and to the knowledge of Seller based on due inquiry, there exists no fact or circumstance which, with the passage of time or the giving of notice or both, would constitute a violation of or default under any Governmental Permit, or permit any issuing Governmental Authority to cancel or terminate the rights thereunder except upon the expiration of the full term thereof.

               (c) The operation of the System has been, and is, in compliance in all material respects with the Communications Act of 1934, as amended (as so amended, the "Communications Act"), and the rules and regulations of the Federal Communi cations Commission (the "FCC"), except that, as to any rate regulation thereunder, the foregoing is limited to the Best of Seller's Knowledge. Seller has delivered, or prior to Closing will deliver, to Buyer complete and correct copies of all reports and filings for the past three years made or filed pursuant to the Communications Act or FCC rules and regulations with respect to the Business.

               (d)  To the Best of Seller's Knowledge, the
operation of the System has been, and is, in compliance in all material respects with the Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act"), and the rules and regulations of the FCC promulgated thereunder.

               (e)  To the Best of Seller's Knowledge, the
operation of the System has been, and is, in compliance in all material respects with the Telecommunications Act of 1996 (the "Telecom Act"), and the rules and regulations of the FCC promulgated thereunder.

               (f) Except to the extent that the failure to comply with any of the following does not have a material adverse effect on the Assets, the System or the Business and except as set forth in Schedule 5.8 hereto, where required, appropriate authorizations from the FCC have been obtained for the use of all aeronautical frequencies in use in the System and the System is presently being operated in compliance with such authorizations
(and all required certificates, permits and clearances from governmental agencies, including the Federal Aviation
Administration), with respect to all towers, earth stations, business radios and frequencies utilized and carried by the System has been obtained. Schedule 5.8(f) sets forth information identifying aeronautical frequencies, the geographic coordinate of the approximate center of the System's service area and the authorized radius of the System.

          5.9. Seller Contracts. Schedule 1.8 lists all Seller Contracts that are material to the conduct of the Business as it is now conducted. Complete and correct copies of the Seller Contracts as currently in effect have been, or prior to the Closing will be, made available to Buyer. Neither Seller nor, to the Best of Seller's Knowledge, any other party to any Seller Contract is in any material respect in breach of the performance of its obligations under any Seller Contract.

          5.10. Copyright Compliance. Seller has deposited with the United States Copyright Office all statements of account and other documents and instruments, and paid all royalties, supplemental royalties, fees and other sums to the United States Copyright Office, required under the Copyright Act with respect to the Business and operations of the System as are required to obtain, hold and maintain the compulsory copyright license for cable television systems prescribed in Section 111 of the Copyright Act. Seller and the System are in material compliance with the Copyright Act. Seller and the System are entitled to hold and do now hold the compulsory copyright license described in Section 111 of the Copyright Act, which compulsory copyright license is in full force and effect and has not been revoked, canceled, encumbered or materially adversely affected in any manner. Seller has made available to Buyer complete and correct copies of all reports and filings, and all reports and filings for the past three years, made or filed pursuant to the Copyright Act with respect to the Business. Seller has not received any notice to the effect that the conduct of the Business as currently conducted infringes on the rights of any Person in any copyright or other intellectual property right, except as to potential copyright liability arising from the performance, exhibition or carriage of any music on the System.

          5.11. Financial Statements. (a) Seller has delivered to Buyer correct and complete copies of certain financial information for the System for the years ended Decem ber 31, 1995 and December 31, 1994 and the six-month period ended June 30, 1996 (collectively, the "Seller Financial Statements"). Except for the absence of footnote disclosures, cash flow statements and statements of equity and except for estimated, annualized or projected financial information, the Seller Financial Statements fairly present, in all material respects, the results of operations of the System for the respective periods ended on such dates, all in conformity with GAAP consistently applied, and with respect to the Seller Financial Statements for the six-month period ended June 30, 1996, subject to normal year-end adjustments (none of which are expected to be material in amount).

               (b)  Since the latest date of the Seller Financial
Statements (i) the

Business has been operated only in the ordinary course and (ii) there has been no material adverse change in, and no event has occurred which, so far as reasonably can be foreseen, is likely, individually or in the aggregate, to result in any material adverse change in the results of operations of the Business, other than any change arising out of matters of a general economic nature or matters (including, but not limited to, competition caused by or arising from direct broadcast satellite, the Multichannel Multipoint Distribution
Service, legislation, rule making and regulation) affecting the cable television industry (national or regional) in general.

          5.12. Legal Proceedings. Except for any judgments, orders, actions, suits, proceedings or investigations as may affect the cable television industry (national or regional) generally, there is no judgment or order outstanding, or any action, suit, proceeding or investigation by or before any Governmental Authority or any arbitrator pending or, to Seller's knowledge based on due inquiry, threatened, involving or affecting any of the Assets or the Business which, if adversely determined, would have a material adverse effect on the Assets or the Business or would materially impair the ability of Seller to perform its obligations under this Agreement.

          5.13. Employment Matters. (a) Seller does not employ any individuals in connection with the operation of the Business and does not, and is not obligated to, maintain or contribute to any employee benefit plan, as defined in Sec tion 3(3) of ERISA. All individuals managing the operations of the Business are employees of TCI or its Affiliates (other than Seller) (the "Employer"). The Employer is reimbursed for employee-related expenses relating to the operations of the Business by Seller under the Management Agreement or the Partnership Agreement.

               (b)  To Seller's knowledge after inquiry of
Employer, Employer has complied in all material respects with all Legal Requirements relating to the employment of labor and those relating to wages, hours, collective bargaining, unemployment compensation, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of taxes with respect to employees of Employer who primarily perform services in connection with the operation of the Business.

               (c) Employer is not a party to any contract with any labor organization, and Employer has not recognized or agreed to recognize any union or other collective bargaining unit with respect to employees of Employer who primarily perform services in connection with the operation of the Business. Except as set forth on Schedule 5.13(c), no union or other collective bargaining unit has been certified as representing any of the employees engaged in the operation of the Business, and, to the Best of Seller's Knowledge, Employer has not received any request from any party for recognition as a representative of employees engaged in the operation of the Business for collective bargaining purposes. Neither Seller nor Employer is party to any agreement, oral or written, express or implied, that would require Buyer to employ any individual after the Closing Date.

               (d)  Schedule 5.13(d) sets forth a true and
complete list of all individuals employed by Employer who primarily perform services with respect to the operation of the Business. Except as provided on Schedule 5.13(d), neither Seller nor Employer is a party to any written employment contract, agreement, commitment or arrangement with any individual identified on Schedule 5.13(d).

               (e) Except for those plans described on Sched ule 5.13(e) and in the TCI Employee Handbook dated February, 1995 (the "Employer Plans"), which are sponsored by the Employer, or to which the Employer contributes or is obligated to contribute, the employees of Employer who primarily perform services with respect to the operation of the Business do not receive benefits under any bonus, deferred compensation, pension, profit-sharing, retirement, severance pay, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice, or any other employee benefit plan, as defined in Section 3(3) of ERISA.

               (f) Seller has not incurred or taken any action, and to the Best of Seller's Knowledge, no action or event has occurred, that could cause Seller to incur any material liability
(i) under Section 412 of the Code or Title IV of ERISA with respect to any Employer Plan that is a single-employer plan, within the meaning of Section 4001(a)(15) of ERISA, (ii) on account of a partial or complete withdrawal from any Employer Plan that is a multiemployer plan, within the meaning of Sec tion 3(37) of ERISA, or on account of any unpaid contributions to any such multiemployer plan, or (iii) for any tax or penalty under Section 4975 of the Code or Section 502(i) of ERISA on account of any prohibited transaction, within the meaning of Sec tion 4975 of the Code or Section 406 of ERISA, with respect to any Employer Plan.

          5.14. System Information. (a) (i) The number of Equivalent Basic Subscribers served by the System, the number of subscribers served by the System taking Expanded Basic Services and the bandwidth of the System and (ii) to Seller's knowledge based on due inquiry, the number of Homes Passed by the System and the approximate number of miles of plant included in the Assets, each as of June 30, 1996, are as set forth on
Schedule 5.14.

               (b) Seller has filed offset notifications or obtained appropriate waivers for all aeronautical frequencies currently in use by the System. Seller's use of such aeronautical frequencies is in compliance with all applicable FCC rules, regulations and requirements. The System is presently carrying channels and is providing reception on all such channels in compliance with the technical standards set forth in all applicable FCC rules, regulations and requirements.

               (c) To the Best of Seller's Knowledge, the System is the only cable television system presently servicing the area included in the Franchise Areas or in any area in which Seller operates the Business that does not require a franchise.

          5.15. Finders and Brokers. Except for its engagement of Daniels & Associates, L.P. to assist Seller in the solicitation of offers to purchase the Assets and except for a disposition fee payable by Seller to an Affiliate pursuant to its Partnership Agreement, Seller has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement.

          5.16. Tax Matters. Except as set forth on Schedule 5.16, (a) all Tax Returns required to be filed by Seller before the Closing with respect to the Business or the Assets have been or will be filed on or before the Closing and (b) all Taxes shown as due or payable before the Closing on such Tax Returns have been or will be paid when required by law.

          5.17.     Condition of Equipment.  The Equipment
material to the operation of the System is generally in good repair and operating condition (subject to normal wear and tear).

          5.18. Insurance. Seller has maintained insurance policies in the ordinary course of business which when taken together provide adequate insurance coverage for the Assets and the operations of the Business for all risks normally insured against by a Person carrying on the same business as Seller.

          5.19.     Franchises.    The franchises described on
Schedule 1.5 are the franchises necessary for Seller to operate the System lawfully and in a manner in which it is presently being operated. As of the date of this Agreement, no community serviced by the System has become certified by the FCC for the purpose of regulating a System's operations and/or rates.

          5.20. Capital Project. By the Closing Date, Seller shall have completed in good and workmanlike manner the capital project represented to be undertaken and completed by Seller in the Daniel & Associates, L.P. Information Memorandum dated May 1996 (the "Capital Project") and the description of the Capital Project set forth in the memorandum shall be deemed to be incorporated herein by reference


                           ARTICLE VI

6.   Buyer's Representations and Warranties.

          Buyer represents and warrants to Seller as follows:

          6.1. Organization and Qualification. Buyer is a corporation or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of its state of incorporation or formation and has all requisite corporate or partnership power and authority to carry on its business as cur rently conducted and to own, lease, use and operate its assets. Buyer is duly qualified or licensed to do business and is in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the activities conducted by it makes such quali fication necessary, except where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the validity, binding effect or enforceability of this Agreement or the ability of Buyer to perform its respective obligations under this Agreement.

          6.2. Authority and Validity. Buyer has all requisite corporate or partnership, as the case may be, power and authority to execute, deliver and perform its obligations under this

Agreement. The execution and delivery by Buyer of, the performance by Buyer of its obligations under, and the consummation by Buyer of the transactions contemplated by, this Agreement have been duly authorized by all requisite corporate or partnership action, as the case may be, of Buyer and no other corporate or partnership proceedings, as the case may be, on the part of Buyer, are necessary to authorize the execution and delivery of this Agreement or the performance of Buyer's obligations hereunder. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable in accordance with its terms.

          6.3. No Breach or Violation. (a) Except for (i) any consents that will be obtained by Buyer or waived on or prior to the Closing Date and are identified on Schedule 6.3(a),
(ii) filings and consents which, if not made or obtained, would not have a material adverse effect on Buyer's ability to perform its obligations under this Agreement and (iii) the Regulatory Requirements, no consent, waiver, approval or authorization of, or filing, registration or qualification with, any Governmental Authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement by Buyer.

               (b) The execution, delivery and performance of this Agreement by Buyer do not and will not: (a) violate or conflict with any provision of Buyer's Certificate of Incorporation or By-Laws or partnership agreement, as the case may be, (b) violate any Legal Requirement; or (c) (i) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Buyer under, or (iv) result in the creation or imposition of any Encumbrance under, any material contract, agreement, arrangement, commitment or plan to which Buyer is a party or by which Buyer or any of its assets is bound or affected, except such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as would not, individually or in the aggregate, have a material adverse effect on Buyer's ability to perform its obligations under this Agreement.

          6.4. Litigation. (a) There are no claims, actions, suits, proceedings or investigations pending or, to the best of Buyer's knowledge, threatened, in any court or before any governmental agency or instrumentality, or before any arbitrator, by or against or affecting or relating to Buyer, or any of its Affiliates which, if adversely determined, would restrain or enjoin the consummation of the transactions contemplated by this Agreement or declare unlawful the transactions or events contemplated by this Agreement or cause any of such transactions to be rescinded.

               (b) There are no judgments, injunctions, orders or other judicial or administrative mandates outstanding against or affecting Buyer or any of its Affiliates which would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

          6.5. Financial Statements.  Buyer has delivered to
Seller copies of its audited financial statements for its last fiscal year ("Buyer Financial Statement"). The Buyer Financial

Statement and the notes thereto fairly present the assets, liabilities and financial condition of Buyer as of the date thereof and the results of operations and cash flows or changes in financial position, as applicable, of Buyer for the period ended on such date, all in conformity with GAAP consistently applied, except as may be noted therein. Buyer has delivered to Seller copies of its unaudited financial statements for its last fiscal quarter ("Buyer Interim Financial Statement"). Except as noted therein, the Buyer Interim Financial Statement was prepared on a basis consistent with the Buyer Financial Statement and fairly presents, in conformity with GAAP consistently applied, the financial position of Buyer as of such date and the results of operations and cash flows or changes in financial position, as applicable, for such period, subject to normal year-end adjustments (none of which are expected to be material in amount), other adjustments noted therein and the absence of footnotes.

          6.6. Adequate Financing. Buyer currently has, or has received binding commitments pursuant to which one or more lenders or investors have agreed to loan or contribute to Buyer, all funds necessary to satisfy all its obligations under this Agreement and with respect to the transactions contemplated by this Agreement, including its obligations to purchase the Assets and to pay the Purchase Price to Seller.

          6.7. Finders and Brokers. Buyer has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Seller will in any way have any liability.

          6.8. Qualification of Buyer. Buyer knows of no reason why it cannot obtain the licenses and permits necessary for it to own and operate the Business in the manner in which it is currently conducted by Seller.


                          ARTICLE VII

7.   Additional Covenants.

          7.1. Access to Premises and Records. Between the date of execution and delivery of this Agreement and the Closing Date, Seller will give Buyer and its representatives, during normal business hours and with reasonable prior notice, access to the books, records and facilities of the Business and to the Assets and will furnish to Buyer and its representatives such information regarding the Business and the Assets as Buyer may from time to time reasonably request.

          7.2. Continuity and Maintenance of Operations;
Financial Statements. Except as to actions which Buyer has been advised and to which it has consented in writing and except as specifically permitted or required by this Agreement or required by any Legal Requirement, Seller shall:

               (a) Operate the Business in the ordinary course consistent with past practices and will use commercially reasonable efforts to cause Employer to keep available the services of the employees of the Employer who are primarily involved in the operation of the Business and to preserve any beneficial business relationships with subscribers, customers, suppliers, Governmental Authorities and others having business dealings with Seller relating to the Business;

               (b) Maintain the Assets in operating condition consistent with past maintenance practices;

               (c)  Maintain adequate inventories of spare
Equipment consistent with past practice;
               (d) Maintain insurance as in effect on the date of this Agreement;

               (e) Complete the Capital Project and otherwise conform its operations to its existing capital budget through the Closing Date;

               (f) Keep all of its business books, records and files in the ordinary course of business in accordance with past practices;

               (g) Continue to implement its procedures for disconnection and discontinuance of service to subscribers whose accounts are delinquent in accordance with those in effect on the date of this Agreement;

               (h) Not sell, transfer or assign any Assets other than in the ordinary course of business;

               (i) Use commercially reasonable efforts not to permit any material amendment to, or cancellation of, any of the Governmental Permits or Seller Contracts;

               (j) Not enter into any contract or commitment for the acquisition of goods or services relating to the System or the Business involving an expenditure in excess of $40,000 other than in the ordinary course of business;

               (k) Not modify or change the Basic Subscriber Rate or any other subscriber rates nor employ any new promotions to obtain subscribers that provide a discount or other feature that results in rates lower than those presently in effect other than in the ordinary course of business in accordance with past practices or with Buyer's written consent; or

               (l) Not take or omit to take any action that would cause Seller to be in breach of any of its representations or warranties in this Agreement in any material respect, provided, however, that the foregoing shall not preclude Seller from engaging a financial advisor to render an opinion as to the fairness, from a financial point of view, of the transactions contemplated by this Agreement.

          Seller shall continue to prepare all periodic statements and reports historically prepared by it regarding the System and shall deliver to Buyer, promptly after such statements and reports become available to Seller, correct and complete copies of unaudited monthly and quarterly income statements and operating reports for the System that are prepared by or for Seller at any time between the date of this Agreement and the Closing; provided, that, subject to the following sentence, Seller shall not be required to make and shall not be deemed to make any representation or warranty concerning such statements or the contents of any such information delivered to Buyer. Unless the Closing occurs on or before April 30, 1997 or Buyer waives the following requirements, Seller shall deliver to Buyer (i) promptly when available, a copy of the financial statements for the System for the year ended December 31, 1996, and (ii) at Closing, if the Closing occurs after May 15, 1997 but before August 15, 1997 or after August 15, 1997, internally prepared financial statements for the System for the three-month or six-month period ended March 31, 1997 or June 30, 1997, as applicable; except for the absence of footnote disclosures, cash flow statements and statements of equity and except for estimated, annualized or projected financial information, the financial statements delivered pursuant to this sentence shall fairly present, in all material respects, the results of operations of the System for the respective periods ended on such dates, all in conformity with GAAP consistently applied, and with respect to the financial statements for the three-month and six-month periods ended March 31, 1997 and June 30, 1997, subject to normal year-end adjustments.

          7.3. Employee Matters. (a) Buyer may offer employment to certain of the employees of Employer who primarily perform services with respect to the operation of the Business as of the Closing Date. Not later than February 24, 1997, Buyer shall deliver to Seller a notice containing the names of employees of the Business whom Buyer intends to hire on the Closing Date; provided that if the Termination Date is extended by Seller, Buyer may deliver to Seller a notice no later than 60 Business Days prior to the extended Termination Date updating the list of employees to which Buyer intends to hire on the Closing Date. Seller shall undertake to provide to all affected employees and any other necessary persons any notice that may be required under the WARN Act.

               (b) Nothing in this Section 7.3 or elsewhere in this Agreement is intended to confer upon any employee of Employer or his or her legal representative or heirs any rights as a third party beneficiary or otherwise or any remedies of any nature or kind whatsoever under or by reason of this Agreement, or the transactions contemplated hereby, including, but not limited to, any rights of employment or continued employment. All rights and obligations created by this Agreement are solely between the parties hereto.

          7.4. Franchise Extensions. Seller covenants and agrees that, as soon as practicable following the execution of this Agreement, it will apply to the applicable Governmental Authority for an extension (the "Extensions") of each franchise described on Schedule 1.5 with an expiration date prior to June 30, 2000. Each such Extension shall have an expiration date no earlier than June 30, 2000 and may include modifications customarily imposed by Governmental Authorities issuing cable television franchises as a condition to obtaining such Extension but in any event shall not impose any conditions or obligations which are materially more burdensome than contained in the current franchise.

          7.5. Environmental Report. Buyer may cause to be prepared at its expense a Phase I environmental report for the Real Property described on Schedule 1.7. Seller shall cooperate with Buyer and permit access to the Real Property during normal business hours in order for the Phase I environmental report to be prepared. Seller shall permit Buyer during normal business hours to inspect environmental records in the possession of Seller which are necessary for the preparation of the Phase I environmental report.

          7.6. Required Consents. Seller will use commercially reasonable efforts to obtain, as soon as practicable and at its expense, all the Required Consents, in form and substance reasonably satisfactory to Buyer; provided, that "commercially reasonable efforts" for this purpose shall not require Seller to undertake extraordinary or unreasonable measures to obtain such approvals and consents, including, but not limited to, the initiation or prosecution of legal proceedings or the payment of fees in excess of normal and usual filing and processing fees. Buyer will use commercially reasonable efforts to assist Seller in its efforts to obtain all the Required Consents and the Extensions, and in connection therewith will consent to such modifications to any Governmental Permit that a Governmental Authority may request as a condition to (i) the transfer of such permit to Buyer and/or (ii) obtaining extension of the term of such Governmental Permit, provided, however, that Buyer will not be required to agree to any modifications to a Governmental Permit unless they are customarily imposed by Governmental Authorities issuing cable television franchises as a condition to obtaining the consent to the transfer of such franchises and do not impose upon Buyer any conditions or obligations which are materially more burdensome than are contained in any such Governmental Permit.

          7.7. HSR Notification. As soon as practicable after the execution of this Agreement and if required by applicable Legal Requirements, Seller and Buyer will each complete and file, or cause to be completed and filed, any notification and report required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Each of the parties will take any additional action that may be necessary, proper or advisable, will cooperate to prevent inconsistencies between their respective filings and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act. Buyer and Seller shall use commercially reasonable efforts (including the filing of a request for early termination) to obtain the early termination of the waiting period under the HSR Act.

          7.8. Notification of Certain Matters. Each party will promptly notify the other of any fact, event, circumstance or action the existence or occurrence of which would cause any of such party's representations or warranties under this Agreement not to be true in any material respect.

          7.9. Risk of Loss; Condemnation. (a) Seller will bear the risk of any loss or damage to the Assets resulting from fire, theft or other casualty (except reasonable wear and tear) at all times prior to the Closing. If any such loss or damage is so substantial as to prevent normal operation of any material portion of the System, Seller shall promptly notify Buyer of that fact and Buyer, at any time within 10 days after receipt of such notice, may elect by written notice to

Seller either (i) to waive such defect and proceed toward consummation of the acquisition of the Assets in accordance with this Agreement or (ii) to terminate this Agreement pursuant to Section 10.1(c)(v). If Buyer elects to consummate the acquisition of the Assets notwithstanding such loss or damage and does so, there will be no adjustment in the Purchase Price on account of such loss or damage but all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage (to the extent not previously applied by Seller with respect to such loss or damage) will be delivered by Seller to Buyer or the rights to such proceeds will be assigned by Seller to Buyer if not yet paid over to Seller.
               (a)  If, prior to the Closing, any part of a
material Asset or an interest in a material Asset is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Authority having such power informs
Seller or Buyer that it intends to condemn all or any part of a material Asset (such event being referred to, in either case, as a "Taking"), then Buyer may terminate this Agreement pursuant to
Section 10.1(c)(vi). If Buyer does not elect to terminate this Agreement then (a) if the Closing occurs, Buyer shall have the sole right, in the name of Seller, if Buyer so elects, to negotiate for, claim, contest and receive all damages with respect to the Taking, (b) Seller shall be relieved of its obligation to convey to Buyer the Asset or interests that are the subject of the Taking and (c) at the Closing Seller shall assign to Buyer all of Seller's rights (including the right to receive payment of damage) with respect to such Taking and shall pay to Buyer all damages previously paid to Seller with respect to the Taking.

          7.10. Adverse Changes. Seller shall promptly notify Buyer in writing of any materially adverse developments affecting the Assets, the System or the Business which become known to Seller, including, but not limited to, (i) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of the Assets, the System or the Business, (ii) any material notice of violation, forfeiture or complaint under any material Governmental Permits,
(iii) anything which, if not corrected prior to the Closing Date, will prevent Seller from fulfilling any condition to Closing described in Article VIII or (iv) matters or events which may have a material adverse effect upon the Business, the System, or the business activities, finances, conditions or earnings for the System.

          7.11. Action By Limited Partners. (a) If required by applicable Legal Requirements and the Partnership Agreement to consummate the transactions contemplated by this Agreement, or if the Seller otherwise elects to do so, the Seller, acting through the General Partner, shall in accordance with the applicable Legal Requirements and the Partnership Agreement: (i) within a reasonable period of time (as determined by the General Partner) after the execution and delivery of this Agreement, duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of the Limited Partners for the purpose of approving the transactions contemplated by this Agreement; and (ii) subject to its fiduciary duties (as determined by the General Partner after consultation with independent counsel), include in any proxy statement the determination and recommendation of the General Partner to the effect that the General Partner, having determined that this Agreement and the transactions contemplated hereby are in the best interests of Seller and the Limited Partners, has approved this Agreement and such transactions and recommends that the Limited Partners vote in favor of the sale of the Assets to Buyer pursuant to this Agreement.

               (b) As soon as practicable after the execution and delivery of this Agreement, Seller shall, at its sole cost and expense, file with the SEC under the Exchange Act, and shall use commercially reasonable efforts to clear with the SEC and mail to the Limited Partners no later than February 15, 1997, a proxy statement with respect to the Special Meeting (the "Proxy Statement"). Seller and Buyer shall cooperate in the preparation of any Proxy Statement; without limiting the generality of the foregoing, Buyer shall furnish to Seller the information relating to Buyer required by the Exchange Act to be set forth in the Proxy Statement. Seller agrees that the Proxy Statement shall comply in all material respects with the Exchange Act and the rules and regulations thereunder; provided, however, that no agreement is made by Seller with respect to information supplied by Buyer expressly for inclusion in the Proxy Statement. Buyer and its counsel shall be given a reasonable opportunity to review the Proxy Statement prior to the filing thereof with the SEC.

          7.12. No Solicitation. (a) Seller shall not, and shall cause the General Partner, employees, agents and representatives (including, but not limited to, any investment banker, attorney or accountant retained by Seller) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to any Alternative Transaction, engage in any negotiations concerning, or provide to any other Person any information or data relating to, the Business, the System, the Assets or Seller for the purposes of, or have any discussions with any Person relating to, or otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any effort or attempt by any other Person to seek or to effect an Alternative Transaction, or agree to or endorse any Alternative Transaction; provided, however, that nothing contained in this Section 7.12 shall prohibit Seller or the General Partner from making any disclosure to the Limited Partners that, in the judgment of the General Partner based upon the advice of independent counsel, is required under applicable Legal Requirements; and provided, further, that (i) Seller or the General Partner may, upon the unsolicited request of a third party, furnish information or data (including, but not limited to, confidential information or data) relating to the Business, the System, the Assets or Seller for the purposes of facilitating an Alternative Transaction and participate in negotiations with a Person making (or who may reasonably be expected to make) an unsolicited proposal regarding an Alternative Transaction and
(ii) following receipt of a proposal for an Alternative Transaction, Seller or the General Partner may terminate this Agreement pursuant to Section 10.1(b)(ii).

               (b) TCI shall not, and shall cause its Affiliates which it controls not to, make a proposal to Seller regarding an Alternative Transaction. The restriction set forth in this Sec tion 7.12(b) shall terminate on the earlier of (i) the Closing or
(ii) termination of this Agreement.

          7.13. Sales and Transfer Taxes and Fees. Buyer and Seller shall each pay 50 percent of any state or local sales, use, transfer, excise, documentary or license taxes or fees or any other charge (including filing fees) imposed by any Governmental Authority as a consequence of the transfer of any Assets pursuant to this Agreement. Seller shall timely file any sales tax returns required to be filed with any Governmental Authority as a consequence of the transfer of any Assets pursuant to this Agreement. Buyer shall cooperate in the preparation and filing of any submission or application necessary to obtain any clearance relating to, or, if available, exemption from, any Taxes or fees described in this Section 7.13.

          7.14. Commercially Reasonable Efforts. (a) Seller shall use commercially reasonable efforts to take all steps within its power, and will cooperate with Buyer, to cause to be fulfilled those of the conditions to Buyer's obligations to consummate the transactions contemplated by this Agreement that are dependent upon its actions, and to execute and deliver such instruments and take such other reasonable actions as may be necessary or appropriate in order to carry out the intent of this Agreement and consummate the transactions contemplated hereby.

                (b) Buyer shall use commercially reasonable efforts to take all steps within its power, and will cooperate with Seller, to cause to be fulfilled those of the conditions to Seller's obligations to consummate the transactions contemplated by this Agreement that are dependent upon its actions and to execute and deliver such instruments and take such other reasonable actions as may be necessary or appropriate in order to carry out the intent of this Agreement and consummate the transactions contemplated hereby.

          7.15. Title Insurance. Seller shall cooperate with Buyer if Buyer elects to obtain title insurance policies on any Real Property owned in fee or leased. Buyer shall have the sole responsibility for obtaining and paying for such policies. The parties agree that the obtaining of title insurance on any Real Property shall not be a condition to the obligation of Buyer to consummate the transactions contemplated hereby.

          7.16. Non-Competition. Each of Seller and the General Partner hereby covenants and agrees that for the period commencing on the Closing Date and expiring on the third anniversary thereof, it shall not, directly or indirectly, compete with Buyer in the provision of terrestrial cable television video services by means of cable, microwave, fiber optics, satellite receivers or broadcasts all of which being directed to the delivery of terrestrial cable television video services to businesses, residences, multi-family dwellings, hotels, motels, trailers and other users, in any portion of the Franchise Areas in which the Business operates on the Closing Date. Each of Seller and the General Partner further covenants that for the period commencing on the Closing Date and expiring on the third anniversary thereof, it shall not, directly or indirectly, manage, operate, join, control, participate, or become interested in, or be connected with (as a consultant, partner, stockholder or investor) any such terrestrial cable television video service that would compete with Buyer in the provision of cable television service within any portion of the geographical area described above, except as a passive investor or stockholder holding less than five percent of the outstanding voting stock or equity interest in any corporation or other entity.

          7.17. Forms 394. At Seller's option, Buyer shall prepare, in form and substance reasonably satisfactory to Seller, within 15 Business Days after receipt of Seller's written request, and Seller shall file, Forms 394 with the applicable
Governmental Authorities.

          7.18. Fairness Opinion. Seller shall use commercially reasonable efforts to obtain the Fairness Opinion.

                          ARTICLE VIII

8.   Conditions Precedent to Obligations of Buyer.

          The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Buyer, in its sole discretion.

          8.1. HSR Act. If required under applicable Legal Requirements, all filings required under the HSR Act shall have been made and the applicable waiting period shall have expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement.

          8.2. Governmental or Legal Action. No action, suit or proceeding shall be pending or threatened by or before any Governmental Authority and no Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority that would (a) prohibit Buyer's ownership or operation of all or a material portion of the System, the Business or the Assets or (b) prevent or make illegal the consummation of the transactions contemplated by this Agreement.

          8.3. Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same effect as though made on and as of the Closing Date, except for such changes permitted or contemplated by the terms of this Agreement and except insofar as any of such representations and warranties relate solely to a particular date or period, in which case they shall be true and correct in all material respects on such Closing Date with respect to such date and period.

          8.4. Performance of Agreements. Seller shall have performed in all material respects all obligations and agreements and complied, or caused to be complied with, all covenants and conditions required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date.

          8.5. No Material Adverse Change. During the period from the date of this Agreement through and including the Closing Date, there shall not have occurred any material adverse change in the business, financial condition or operations of the Business, taken as a whole, other than any change arising out of matters of a general economic nature or matters (including, but not limited to, competition caused by or arising from the Multichannel Multipoint Distribution Service, direct broadcast satellite, legislation, rule making and regulation) affecting the cable television industry (national or regional) generally, and Seller shall not have sustained any material loss or damage to the Assets or the System, whether or not insured, that materially affects the ability of Seller to conduct the Business in a manner consistent with past practice.
          8.6. Consents and Extensions. Seller shall have delivered to Buyer evidence, in form and substance reasonably satisfactory to Buyer, that all the Required Consents and Extensions have been obtained or given.

          8.7. Transfer Documents. Seller shall have delivered to Buyer customary bills of sale, deeds, assignments and other instruments of transfer sufficient to convey good and marketable title to the Assets in accordance with the terms of this Agreement.

          8.8. Opinions of Seller's Counsel. Buyer shall have received the opinion or opinions of Kaye, Scholer, Fierman, Hays
& Handler, LLP, counsel for Seller, dated the Closing Date, substantially in the form of Exhibit D.

          8.9. Opinion of Seller's FCC Counsel. Buyer shall have received the opinion of Cole, Raywid & Braverman, FCC counsel for Seller, dated the Closing Date, substantially in the form of Exhibit F.

          8.10. Discharge of Liens. Seller shall have secured the termination of all material Encumbrances of any nature on the Assets, other than Permitted Encumbrances.

          8.11. Additional Documents and Acts. Seller shall have delivered or caused to be delivered to Buyer all other documents required to be delivered pursuant to this Agreement and done or caused to be done all other acts or things reasonably requested by Buyer to evidence compliance with the conditions set forth in this Article VIII.

          8.12. Indemnity Escrow Agreement. Seller shall have executed and delivered the Indemnity Escrow Agreement.

          8.13. Certificates. Seller shall have furnished Buyer with such other certificates of Seller and others, dated as of the Closing Date, to evidence compliance with the conditions set forth in this Article VIII, as may be reasonably requested by Buyer.

          8.14. Minimum Subscribers.  The aggregate number of
Equivalent Basic Subscribers served by the System as of the Closing Date shall not be less than 17,955.


                           ARTICLE IX

9.   Conditions Precedent to Obligations of Seller.

          The obligations of Seller under the Agreement are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived by Seller in its sole discretion.

          9.1. HSR Act. If required under applicable Legal Requirements, all filings required under the HSR Act shall have been made and the applicable waiting period shall have expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement.

          9.2. Governmental or Legal Actions. No action, suit or proceeding shall be pending or threatened by or before any Governmental Authority and no Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority that would (a) prohibit Buyer's ownership or operation of all or any material portion of the System, the Business or the Assets or (b) prevent or make illegal the consummation of the transactions contemplated by this Agreement.

          9.3. Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same effect as though made on and as of the Closing Date, except for such changes permitted or contemplated by the terms of this Agreement and except insofar as any of such representations and warranties relate solely to a particular date or period, in which case they shall be true and correct in all material respects on such Closing Date with respect to such date and period.

          9.4. Performance of Agreements. Buyer shall have performed in all material respects all obligations and agreements and complied, or caused to be complied with, all covenants and conditions required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date.

          9.5. Consents. All Required Consents shall have been obtained or given.

          9.6. Opinions of Buyer's Counsel. Seller shall have received the opinion or opinions of Hourigan, Kluger, Spohrer &
Quinn, P.C., outside counsel for Buyer, dated the Closing Date, substantially in the form of Exhibit E.

          9.7. Limited Partner Approval. The transactions contemplated by this Agreement shall have been approved by the affirmative vote of or consent by the Limited Partners to the extent required by the Partnership Agreement or if Seller otherwise elects as permitted by Section 7.11.

          9.8. Payment of Purchase Price. Buyer shall have paid to Seller the Purchase Price as set forth in Section 3.1.

          9.9. Assumption of Liabilities. Buyer shall have delivered to Seller a customary assumption of liabilities agreement which is sufficient to cover Buyer's obligations for the Assumed Liabilities as set forth in Section 4.1.

          9.10. Additional Documents and Acts. Buyer shall have delivered or caused to be delivered to Seller all other documents required to be delivered pursuant to this Agreement and done all other acts or things reasonably requested by Seller to evidence compliance with the conditions set forth in this Article IX.

          9.11. Certificate. Buyer shall have furnished Seller with such other certificates of Buyer and others, dated as of the Closing Date, to evidence compliance with the conditions set forth in this Article IX, as may be reasonably requested by Seller.

          9.12. Fairness Opinion. Seller shall have received an opinion (the "Fairness Opinion"), in form and substance reasonably satisfactory to Seller, from its financial advisors as to the fairness, from a financial point of view, of the transactions contemplated by this Agreement.

          9.13. Indemnity Escrow Agreement. Buyer shall have executed and delivered the Indemnity Escrow Agreement.


                           ARTICLE X

10.  Termination.

          10.1. Events of Termination. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the Closing:

                (a) by the mutual written consent of Buyer and Seller;

                (b) by Seller:

                  (i) if the consummation of the transactions
                contemplated by this Agreement by Seller would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

                 (ii) following receipt by Seller or the General
                Partner of an unsolicited proposal for an Alternative Transaction to the extent that the General Partner determines in good faith on the basis of advice of independent counsel that such action is necessary or appropriate in order for the General Partner to act in a manner that is consistent with its fiduciary obligations under applicable law;

                (iii) if any representation or warranty of Buyer made herein is untrue in any material respect (other than a change permitted or contemplated by this Agreement) and such breach is not cured within 10 days of Buyer's receipt of a notice from Seller that such breach exists or has occurred;

                      if Buyer shall have defaulted in any
                material respect in the performance of any material obligation under this Agreement and such breach is not cured within 30 days of Buyer's receipt of a notice from Seller that such default exists or has occurred; or

                  (v) if any one or more of the conditions to
                Seller's obligations to consummate the Closing as set forth in Article IX cannot reasonably be satisfied on or before the Termination Date.

                (c) by Buyer:

                  (i) if the consummation of the transactions
                contemplated by this Agreement by Buyer would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

                 (ii) if any representation or warranty of Seller
                made herein is untrue in any material respect (other than due to a change permitted or contemplated by this Agreement) and such breach is not cured within 10 days of Seller's receipt of a notice from Buyer that such breach exists or has occurred;

                (iii) if Seller shall have defaulted in any material respect in the performance of any material obligation under this Agreement and such breach is not cured within 30 days of Seller's receipt of a notice from Buyer that such default exists or has occurred;

                 (iv) if any one or more of the conditions to
                Buyer's obligations to consummate the Closing as set forth in Article VIII cannot reasonably be satisfied on or before the Termination Date;

                  (v) within 10 days after receipt by Buyer of a
                notice from Seller that the loss or damage to the Assets resulting from fire, theft or other casualty is so substantial as to prevent normal operation of any material portion of the System, as contemplated by Section 7.9(a);

                 (vi) following a Taking, as contemplated by the
                first sentence of Section 7.9(b);

                (d) Unless the Closing shall have theretofore taken place, by either party after the Termination Date, provided that the terminating party is not otherwise in default or breach of this Agreement.

          10.2. Manner of Exercise. In the event of the termination of this Agreement by either Buyer or Seller, pursuant to Section 10.1, notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereunder shall be abandoned without further action by Buyer or Seller.

          10.3. Effect of Termination.  (a) Subject to paragraph
(b) of this Section 10.3, in the event of the termination of this Agreement pursuant to Section 10.1 and prior to the Closing, all obligations of the parties hereunder shall terminate, except for the respective obligations of the parties under Section 13.12; provided, however, that no termination of this Agreement shall
(i) except as set forth in Section 10.3(b) and Section 10.4, relieve a defaulting or breaching party from any liability to the other party or parties hereto for or in respect of such default or (ii) result in the rescission of any transaction theretofore consummated hereunder.

                (b) If this Agreement is terminated after June 30, 1997 (i) by Seller pursuant to Section 10.1(b)(ii) or
(ii) by Buyer pursuant to Section 10.1(c) solely because Seller is in default or breach of the Agreement and Buyer is not otherwise in default or breach of this Agreement, Seller shall promptly (within ten days of termination) pay to Buyer the Commitment Expense incurred by Buyer, up to $125,000. If this Agreement is terminated by (i) Seller pursuant to
Section 10.1(b)(ii) or (ii) by Buyer pursuant to 10.1(c)(iii) due to Seller's non-compliance with Section 7.18, Seller shall promptly (within ten days of termination) pay to Buyer a termination fee of $765,923; provided, that if Seller terminates this Agreement pursuant to Section 10.1(b)(ii) with respect to an unsolicited proposal for an Alternative Transaction proposed by a Person who submitted a written proposal prior to the date of this Agreement to purchase the System pursuant to the competitive auction conducted by Daniels & Associates, L.P., then the amount of such termination fee shall be $1,148,884. Any such termination fee shall be liquidated damages and not a penalty, and upon receipt thereof Buyer shall be precluded from exercising any other right or remedy available under this Agreement or applicable law.

          10.4. Liquidated Damages. Provided Seller is not in default of this Agreement and in the absence of any right of Buyer to terminate this Agreement under Section 10.1(c) above, in the event of (i) the breach or default by Buyer of its obligations under this Agreement and (ii) the termination of this Agreement prior to the Closing, Seller shall have the option, upon notice from Seller to Buyer given as provided in the Escrow Agreement, to receive as liquidated damages, and not as a penalty, the Deposit. In the event Seller elects to receive the Deposit as liquidated damages as set forth in this Section 10.4, Buyer shall promptly (but in no event more than two Business Days after receipt of such notice) take all action required under the Escrow Agreement to cause the Deposit to be released to Seller. If Seller elects to receive the Deposit as liquidated damages as set forth in this Section 10.4, Seller shall, upon receipt of the Deposit, be precluded from exercising any other right or remedy available under this Agreement or applicable law.

                           ARTICLE XI

11.  Nature and Survival of Representations,
     Warranties and Agreements.

          11.1. Nature of Representations, Warranties and Agreements. Neither party will be deemed to have made any representation, warranty, covenant or agreement except as set forth in this Agreement. Without limiting the generality of the foregoing, neither party will be liable or bound in any manner by any express or implied representation, warranty, covenant or agreement that is made by any employee, agent or other Person representing or purporting to represent such party.

          11.2. Survival of Representations and Warranties. The representations and warranties of Seller and Buyer in this Agreement and in the documents and instruments to be delivered by Seller and Buyer pursuant to this Agreement shall survive the Closing as and to the extent only set forth in this Article XI.

          11.3. Time Limitations. If the Closing occurs, Seller shall have no liability to Buyer with respect to any representation or warranty or any covenant, agreement or obligation to the extent required to be performed or complied with prior to the Closing Date, unless on or before the first anniversary of the Closing Date Seller is given written notice by Buyer asserting a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. If the Closing occurs, Buyer shall have no liability to Seller with respect to any representation or warranty or any covenant, agreement or obligation to the extent required to be performed or complied with prior to the Closing Date, unless on or before the first anniversary of the Closing Date Buyer is given written notice by Seller of a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by Seller. A claim with respect to any covenants to be performed or complied with by Buyer or Seller after the Closing Date may be asserted at any time.

          11.4. Limitations as to Amount. (a) If the Closing occurs, Seller shall have no liability (for indemnification or otherwise) with respect to any failure or breach of any representation or warranty or any covenant, agreement or obligation to the extent required to be performed on or prior to the Closing Date until the total of all damages with respect to such failure or breach exceeds $50,000, and then only for damages in excess of $50,000.

                (b) If the Closing occurs, Buyer shall have no liability (for indemnification or otherwise) with respect to any failure or breach of any representation or warranty or any covenant, agreement, or obligation to the extent required to be performed on or before the Closing Date until the total of all damages with respect to such failure or breach exceeds $50,000, and then only for damages in excess of $50,000.

                (c) If the Closing occurs, Seller's aggregate liability (for indemnification or otherwise) with respect to any failure or breach of any representation or warranty or any covenant, agreement or obligation to the extent required to be performed on or prior to the Closing Date shall be limited to Buyer's right to make an indemnification claim against Seller under Article XII and shall be further limited as set forth in
Section 12.3.

                (d) If the Closing occurs, Buyer's aggregate liability (for indemnification or otherwise) with respect to any failure or breach of any representation or warranty or any covenant, agreement or obligation to the extent required to be performed on or prior to the Closing Date shall be limited to $765,923.


                          ARTICLE XII

12.  Indemnification.

          12.1. Rights to Indemnification. Subject to the limitations set forth in Sections 11.3 and 11.4, Seller agrees to indemnify and hold harmless Buyer against any loss, liability, claim, damage or expense (including, but not limited to, reasonable attorneys' fees and disbursements) arising from (a) any claim for brokerage or agent's or finder's commissions or compensation in respect of the transactions contemplated by this Agreement by any Person purporting to act on behalf of Seller,
(b) any claim that Buyer is liable for the Excluded Liabilities and (c) Seller's failure or breach of any representation, warranty, covenant, agreement or obligation made or required to be performed by Seller under this Agreement. Subject to the limitations set forth in Sections 11.3 and 11.4, Buyer agrees to indemnify and hold harmless Seller against any loss, liability, claim, damage or expense (including, but not limited to, reasonable attorneys' fees and disbursements) arising from (a) any claim for brokerage or agent's or finder's commissions or compensation in respect of the transactions contemplated by this Agreement by any Person purporting to act on behalf of Buyer or,
(b) the failure to perform the obligations of the Assumed Liabilities or (c) Buyer's failure or breach of any representation, warranty, covenant, agreement or obligation made or required to be performed by Buyer under this Agreement.

          12.2. Procedure for Indemnification. Promptly after receipt by an indemnified party under Section 12.1 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall promptly give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, within ten Business Days of receipt of such notice, to assume the defense thereof with counsel satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such section for any fees of other counsel or any other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. If an indemnifying party assumes the defense of such action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of the indemnified party and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). If notice is given within ten Business Days to an indemnifying party of the commencement of any action and it does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party.
Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that an action may adversely affect it or its Affiliates other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such action, but the indemnifying party shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

          12.3. Indemnity Escrow. Buyer acknowledges and agrees that recourse against the Seller's Escrow is its sole and exclusive remedy in the event of a claim against Seller with respect to any representation or warranty or any covenant, agreement or obligation, whether for indemnification pursuant to
Article XI or this Article XII or otherwise; provided, however, that this limitation shall not apply to claims by Buyer for breaches of covenants to be performed or complied with by Seller after the Closing Date.


                          ARTICLE XIII

13.  Miscellaneous.

          13.1. Parties Obligated and Benefitted. (a) Subject to the limitations set forth in clauses (b) and (c) below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement.

                (b) Without the prior written consent of the other parties, no party will assign any of its rights under this Agreement or delegate any of its duties under this Agreement; provided, that Buyer may assign this Agreement to any Affiliate of Buyer without Seller's consent; provided, however, that notwithstanding such assignment Buyer shall remain obligated to Seller pursuant to the terms and conditions of this Agreement.

          13.2. Press Releases. Except as required by applicable law based on the advice of independent counsel, neither party shall make any public announcement, press release or Form 8-K filing under the Exchange Act with the SEC or any other filing with any other regulatory agency with respect to the transactions contemplated by this Agreement, without the prior written approval of the other party. Prior to the Closing Date (or at any time if the Closing does not occur), Buyer shall, and shall cause its officers, directors and representatives to, keep

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confidential and not disclose to any Person (other than its officers, employees and representatives) or use (except in connection with the transactions contemplated hereby, including, but not limited to, efforts to obtain from Governmental Authorities and third parties Required Consents and Extensions to the transactions contemplated hereby and the operation of the Business) all non-public information obtained by Buyer pursuant to this Agreement. Except as permitted by Section 7.12 (a) hereof, prior to and following the closing, Seller shall, and shall cause its officers, employees and representatives to, keep confidential and not disclose to any Person or use (except in connection with preparing Tax Returns, conducting proceedings relating to Taxes or the Excluded Liabilities and, prior to the Closing Date, as required in conduct of the Business) any non-public information relating to the Business, and any information relating to Buyer. Buyer agrees to the inclusion of a description of the transactions contemplated by this Agreement in a letter to the Limited Partners. This Section 13.2 shall not be violated by disclosure pursuant to court order or as otherwise required by law, on condition that notice of the requirement for such disclosure is given to the other party hereto prior to making any disclosure and the party subject to such requirement cooperates as the other may reasonably request in resisting it.

          13.3. Notices. All notices, consents, approvals, demands, requests and other communications required or desired to be given hereunder must be given in writing, shall refer to this Agreement, and shall be sent by registered or certified mail, return receipt requested, by hand delivery, by facsimile or by overnight courier service, addressed to the parties hereto at their addresses set forth below, or such other addresses as they may designate by like notice:

                To Seller:

                    American Cable TV Investors 5, Ltd.
                    5619 DTC Parkway
                    Englewood, Colorado  80111
                    Attention:  Marvin Jones
                    Facsimile No.:  (303) 488-3219

                With copies to:

                    Kaye, Scholer, Fierman,
                      Hays & Handler, LLP
                    425 Park Avenue
                    New York, New York 10022
                    Attention:  Lynn Toby Fisher, Esq.
                    Facsimile No.:  (212) 836-7152

                To Buyer:

                    Gans Multimedia Partnership
                    217 E. Ninth Street
                    Hazleton, Pennsylvania 18201

                    Attention; Joseph S. Gans
                    Facsimile No.: (717) 459-0963

                With a copy to:

                    Hourigan, Kluger, Spohrer & Quinn, P.C.
                    700 Mellon Bank Center
                    Wilkes-Barre, Pennsylvania 18701
                    Attention: Terrence J. Herron, Esq.
                    Facsimile No.: (717) 829-3460

          Any notice from a party hereto may be given by such party's respective attorneys. Any notice or other communications made hereunder shall be deemed to have been given (i) if delivered personally, by overnight courier service or by facsimile, on the date received, or (ii) if by registered or certified mail, return receipt requested, five business days after mailing.

          13.4. Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

          13.5. Captions. The article and section captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

          13.6. CHOICE OF LAW. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO THE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

          13.7. Nonrecourse. Notwithstanding anything in this Agreement to the contrary, in any action brought by reason of this Agreement or the transactions contemplated hereby, no judgment shall be sought or obtained against any of the general or limited partners of Seller or enforced against any of such partners or any of their assets.

          13.8. Terms. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The word "include" and derivatives of that word are used in this Agreement in an illustrative sense rather than a limiting sense.

          13.9. Rights Cumulative. Except as set forth in Sec tion 10.4, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

          13.10.    Further Actions.  Seller and Buyer will
execute and deliver to the other,
from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

          13.11. Time. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

          13.12. Expenses. Except as otherwise expressly provided in this Agreement, each party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

          13.13. Specific Performance. The parties agree that irreparable damages would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

          13.14. Schedules. Any disclosure made on a Schedule to this Agreement will be deemed included on any other Schedule to which such disclosure may be pertinent.

          13.15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

          13.16. Entire Agreement. This Agreement (including the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the parties and supersedes all prior oral or written agreements and understandings with respect to the subject matter. This Agreement may not be amended or modified except by a writing signed by the parties.

          13.17. Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefitted by such provision or any other provisions of this Agreement.

          IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:                       AMERICAN CABLE TV INVESTORS 5, LTD.

                              By:  IR-TCI Partners V, L.P.,
                                   its general partner

                                   By:  TCI Ventures Five, Inc.,
                                        its general partner


                                        By: /s/ Marvin Jones
                                            Name: Marvin Jones
                                              Title: President


BUYER:                        GANS MULTIMEDIA PARTNERSHIP

                              By: Cable TV, Inc., Managing General Partner


                                        By: /s/ Joseph S. Gans
                                            Name: Joseph S. Gans
                                              Title: President

With respect to Section 7.12(b) only:

TCI COMMUNICATIONS, INC.


By: /s/ William R. Fitzgerald
    Name: William R. Fitzgerald
      Title: Senior Vice President

With respect to Section 7.16 only:

IR-TCI PARTNERS V, L.P.

     By:  TCI Ventures Five, Inc., its general partner

          By: /s/ Marvin Jones
              Name: Marvin Jones
               Title: President